As filed with the Securities and Exchange Commission on February 5, 2008
Registration No. 333-145613

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3/A

(PRE-EFFECTIVE AMENDMENT NO. 3)

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NITCHES, INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)

95-2848021
(I.R.S. Employer Identification Number)

10280 Camino Santa Fe
San Diego, CA 92121
(858) 625-2633
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James A. Mercer III, Esq.
Duane Morris LLP
101 West Broadway, Suite 900,
San Diego, CA 92101
(619) 744-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after this Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, check the following box. ☐

 ____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2008

NITCHES, INC

1,342,063 Shares of Common Stock

     This prospectus relates to up to 1,342,063 shares of our common stock that may be sold from time to time by the selling stockholders named in this prospectus, or by pledges, donees, transferees or other successors in interest to the selling stockholders, at public or private sales at prevailing market prices, prices related to prevailing market prices, negotiated prices or fixed prices (and, in the case of sales through brokers, upon payment of normal brokerage commissions). The shares registered for resale in this prospectus are acquirable by the selling stockholders upon conversion of debentures and exercise of warrants they acquired from us in a private placement transaction. See "Selling Stockholders."

     We are not selling any shares in this offering and will not receive any of the proceeds from the resale of shares offered under this prospectus by the selling stockholders.

     Our common stock is quoted through the NASDAQ Capital Market under the symbol "NICH." The last reported sale price of our common stock on the NASDAQ Capital Market on January 31, 2008 was $1.96 per share.

     You should carefully consider the "Risk Factors" beginning on page 2 of this prospectus before purchasing any of the securities being offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated __________, 2008.

____________________

     You should rely only on the information contained in this document or the information incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference contains "forward-looking" statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995 which reflect our expectations regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as "anticipate," "believe," "plan," "expect" and similar expressions have been used to identify these forward-looking statements. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to risks and uncertainties, including those listed under "Risk Factors," which could cause our actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. Except as otherwise required by federal securities law, we are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

THE COMPANY

     Nitches, Inc., "we," "us," "our," or the "Company," is a wholesale importer and distributor of clothing and home décor products manufactured to our specifications and distributed in the United States under our brand labels and retailer-owned private labels. We distribute clothing primarily in three categories: women's sleepwear and loungewear, women's sportswear and outerwear, and men's casual wear and performance apparel. We market women's sleepwear and loungewear under the following brands: Princesse tam tam®, Derek Rose®, Crabtree & Evelyn®, Disney Couture®, The Anne Lewin® Collection, The Claire Murray® Collection and Gossard®. We market women's sportswear and outerwear under the following brands: Adobe Rose®, Country Tease®, Saguaro® and Southwest Canyon®. We market men's casual wear and performance apparel under the following brands: Nat Nast®, Newport Blue®, Dockers®, The Skins Game®, and ZOIC®. We distribute home décor products under the Bill Blass® and Newport Blue® brands. We sell our branded products to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. We also develop and manufacture private label products for many leading retailers and catalogs.

     The apparel market continues to be marked by deflation and modest profit margins in many markets. The consolidation of retail stores among a small number of national chains has given these chains leverage to seek lower pricing and thereby reduce profit margins for suppliers such as us. In recent years, many vertical retailers who design, produce and sell their own product direct to consumers through physical stores, catalogs and the internet have emerged or expanded. We have responded by developing products in categories that we believe are underserved, or where we possess an advantage in sources of supply, design or distribution. We have also sought alliances and acquisitions as a means to increase sales to new and existing customers and improve margins by achieving operational efficiencies across a broader product portfolio.

     We have been involved in several business or asset acquisitions since October 2005:

     (1) On October 24, 2005, we acquired Designer Intimates, Inc., a New York City based importer and distributor of both branded and private label women's sleepwear, robes, loungewear, swimwear and intimate apparel; men's sleepwear, robes, and loungewear; and infant's and children's sleepwear and robes. The aggregate purchase price for the acquisition was $1,800,000, which we paid to the sellers with 180,000 restricted shares of our common stock at a value of $5.10 per share and 8,820 shares of our Series A preferred stock valued at $100 per share. With the Designer Intimates acquisition, we became a diversified supplier of women's intimate apparel at multiple levels of retail distribution. The purchase added significant revenues, further strengthened our product mix, and added to our portfolio of brands.

     (2) On July 1, 2006 we acquired the home décor product line of Taresha LLC. Home décor products include candles, candle holders and other home decorating accessories. We paid $2,730,000 to Taresha in the form of 600,000 shares of our common stock valued at $4.55 per share (based on the average closing price for our common stock for the ten trading days between June 7 and June 20, 2006, inclusive). Home décor products are sold under the Bill Blass® and Newport Blue® brands primarily to the same retailers to which we sell our apparel products. The purchase added new sources of revenue and diversified our product offerings to retailers beyond apparel.

     (3) On October 24, 2006, we completed our acquisition of the Saguaro® mark and related trademarks from Impex Inc., a leading manufacturer of branded and non-branded specialty, western and private-label women's apparel. We paid consideration of $3,030,000 to Impex in the form of 600,000 shares of our common stock valued at $4.55 per share (based on the average closing price for our common stock for the ten trading days between June 7 and June 20, 2006, inclusive) and a $300,000 promissory note. Since January 2005, we had been manufacturing and distributing Saguaro® apparel products to specialty and catalog retailers under the terms of a strategic alliance with Impex. Under this alliance, we recorded the revenue from such sales and remitted royalties and design fees to Impex as part of our operating expenses. As a result of this acquisition, we now incur normal operating expenses for this product line and no longer pay royalties and design fees to Impex.

     In addition we recently completed two financing transactions; one during the quarterly period ended May 31, 2007 and one shortly thereafter:

     (1) On April 27, 2007, pursuant to the terms of a stock purchase agreement we issued to Sojitz Corporation, a Japanese corporation, 406,137 shares or our common shares for $1.5 million. The number of shares of our common stock issued under the agreement was determined by (i) dividing $1.5 million by $3.88, which was the average of the closing prices of a share of our common stock on the NASDAQ Capital Market for the 10 trading days that immediately preceded the closing date, plus (ii) an additional number of shares determined by multiplying that number of shares calculated in (i) by 5%. Concurrently with the execution of the stock purchase agreement, we entered into a manufacturing agreement with Sojitz pursuant to which Sojitz will manufacture products on our behalf.

     (2) On June 21, 2007, we entered into a Securities Purchase Agreement with Birchten Investments, Ltd., an unaffiliated institutional investor, and Granite Financial Group, LLC, an unaffiliated investment bank, for the sale of 12.0% Subordinated Convertible Debentures and Common Stock Purchase Warrants. We refer to this transaction as our June 2007 Private Placement. In this transaction, we issued an aggregate of $3.15 million principal amount of debentures and warrants to purchase up to 577,500 shares of our common stock in exchange for net proceeds of $2.95 million, after deduction of fees and expenses. Interest on the debentures accrues at the rate of 12% per annum and is payable quarterly on February 28, May 31, August 31, and November 30, commencing on August 31, 2007. The debentures are due December 31, 2009. The warrants are exercisable at any time within five years from the date of issuance at an exercise price of $4.12 per share, subject to adjustment, including full-ratchet anti-dilution protection.

     Furthermore, on June 1, 2007 we took possession of 76,000 square feet of warehouse space in Reno, Nevada under the terms of a 5 year lease. This facility is intended to primarily handle distribution of our sleepwear and home décor products as well as seasonal overflow of products historically shipped from our San Diego location. Our Reno warehouse replaced approximately 70,000 square feet of warehouse we had utilized in Bayonne, New Jersey through a service agreement with a third party logistics provider. Key logistics personnel from the third party operation were hired and relocated from Bayonne to Reno to form the nucleus of the permanent staff that manages and operates our Reno facility.

     This prospectus relates to the resale of up to 1,342,063 shares of our common stock issuable upon conversion of the debentures and exercise of the warrants we issued in our June 2007 Private Placement. We are not selling any shares in this prospectus and will not receive any proceeds from the sale of the shares offered by the selling shareholder. We will receive proceeds from the exercise of warrants issued in our June 2007 Private Placement to the extent such warrants are exercised with cash.

     Our executive offices are located at 10280 Camino Santa Fe, San Diego, CA 92121. Our telephone number is (858) 625-2633. We maintain a web site at http://www.nitches.com. Nothing contained in our web site should be deemed a part of this prospectus.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our common stock could go down. This means you could lose all or a part of your investment.

We rely on a few key customers, and the loss of any one key customer would substantially reduce our revenues.

     We derive a significant amount of our revenues from a few major customers. A significant decrease in business from or loss of any of our major customers could harm our financial condition by causing a significant decline in revenues attributable to such customers.

     The Company’s business is concentrated on certain significant customers. Sales to three customers accounted for 17.7%, 15.3% and 12.8% respectively, of the Company’s net sales during fiscal 2007. Three customers accounted for 21.6%, 10.9% and 11.2% respectively of the Company’s net sales in fiscal 2006. One customer accounted for 53.1% of the Company’s net sales in fiscal 2005. While the Company believes its relationships with its major customers are good, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. Because of competitive changes and the availability of the types of garments sold by the Company from a number of other suppliers, there is the possibility that any customer could alter the amount of business it does with the Company. If the Company experiences a significant decrease in sales to any of its major customers, and is unable to replace such sales volume with orders from other customers, there could be a material adverse financial effect on the Company.

Our business depends on consumer spending patterns.

     Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Reduced consumer spending on apparel and accessories could have an adverse effect on our operating results.

We operate in a highly competitive and fragmented industry and our failure to successfully compete could result in a loss of one or more significant customers.

     The retail apparel industry is highly competitive. As an apparel company, we face competition on many fronts including the following:

  establishing and maintaining favorable brand recognition;
  developing products that appeal to consumers;
  pricing products appropriately; and
  obtaining access to and sufficient floor space in retail outlets.

     Our competitors include numerous apparel and home décor designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than us. The competitive responses encountered from these larger, more established companies may be more aggressive and comprehensive than anticipated and we may not be able to compete effectively. The aggressive and competitive nature of the apparel and home furnishings industries may result in lower prices for our products and decreased gross profit margins, either of which may materially adversely affect sales and profitability. We believe that the principal competitive factors in the apparel industry are:

  timeliness, reliability and quality of services provided,
  pricing that supports retailers’ targeted gross margins,
  product designs that appeal to current consumer tastes and preferences, brand name and brand identity, and
  the ability to anticipate customer requirements and consumer demand.

     If we do not continue to provide high quality and reliable services on a timely basis at competitive prices, we may not be able to continue to compete successfully in our industry. If we are unable to compete successfully, we could lose one or more of our significant customers which, if not replaced, could negatively impact our sales and financial performance.

We must successfully gauge fashion trends and changing consumer preferences to succeed.

     Our failure to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect acceptance of our products by retailers and consumers and may result in a significant decrease in net sales or leave us with a substantial amount of unsold inventory. We believe that our success depends on our ability to anticipate, identify and respond to changing fashion trends in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. If our products are not successfully received by retailers and consumers and we are left with a substantial amount of unsold inventory, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory. If this occurs, our business, financial condition, results of operations and prospects may be harmed.

     The apparel industry has relatively long lead times for the design and production of products. Consequently, we must in some cases commit to production in advance of orders based on forecasts of customer and consumer demand. If we fail to forecast demand accurately, we may under-produce or over-produce a product and encounter difficulty in filling customer orders or in liquidating excess inventory. Additionally, if we over-produce a product based on an aggressive forecast of demand, retailers may not be able to sell the product and cancel future orders or require retrospective price adjustments. These outcomes could have a material adverse effect on sales and brand image and adversely affect sales and profitability.

We depend on our key personnel.

     Our success depends to a large extent upon the continued services of our officers and managers. The loss of the services of any key member of management could have a material adverse effect on our ability to manage our business. Our continued success is dependent upon our ability to attract and retain qualified management, administrative and sales personnel to support our future growth. Our inability to do so may have a significant negative impact on our ability to manage our business.

Consolidation and change in the retail industry may eliminate existing or potential customers.

     A number of apparel retailers have experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. During past years, various apparel retailers, including some of our customers, have experienced financial problems that have increased the risk of extending credit to those retailers. Financial problems with respect to any of our customers could cause us to reduce or discontinue business with those customers or require us to assume more credit risk relating to those customers' receivables, either of which could have a material adverse effect on our business, results of operations and financial condition.

     There has been and continues to be merger, acquisition and consolidation activity in the retail industry. Future consolidation could reduce the number of our customers and potential customers. A smaller market for our products could have a material adverse impact on our business and results of operations. In addition, it is possible that the larger customers, which result from mergers or consolidations, could decide to perform many of the services that we currently provide. If that were to occur, it could cause our business to suffer.

     With increased consolidation in the retail industry, we are increasingly dependent upon key retailers whose bargaining strength and share of our business is growing. Accordingly, we face greater pressure from these customers to provide more favorable trade terms. We could be negatively affected by changes in the policies or negotiating positions of our customers. Our inability to develop satisfactory programs and systems to satisfy these customers could adversely affect operating results in any reporting period.

Fluctuations in the price, availability and quality of raw materials could cause delays and increase costs.

     Fluctuations in the price, availability and quality of the fabrics or other raw materials used in our manufactured apparel could have a material adverse effect on cost of sales or our ability to meet customer demands. The prices for fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of the raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields, weather patterns and changes in oil prices. We may not be able to pass higher raw materials prices and related transportation costs on to our customers.

The extent of our foreign sourcing and manufacturing may adversely affect our business.

     Substantially all of our products are manufactured outside the United States. As a result of the magnitude of our foreign sourcing and manufacturing, our business is subject to all of the following risks:

  Uncertainty caused by the elimination of import quotas in China. Such quotas have been replaced by safeguard provisions that continue to provide limits on importation of apparel on China. The operation and effects of these safeguard provisions are uncertain and could result in delays in imports and supplies. As a result, we will have to monitor and manage our sourcing of products and develop alternative sourcing plans, if necessary, to alleviate the impact of any anticipated impact of safeguard provisions.
  Political and economic instability in foreign countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods.
  Imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and foreign countries.
  Imposition of duties, taxes and other charges on imports.
  Significant fluctuation of the value of the dollar against foreign currencies.
  Restrictions on the transfer of funds to or from foreign countries.
  Political instability, military conflict, or terrorism involving the United States, or any of the many countries where our products are manufactured, which could cause a delay in transportation, or an increase in transportation costs of raw materials or finished product.
  Disease epidemics and health related concerns, such as SARS or the mad cow or bird flu disease outbreaks in recent years, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas.
  Reduced manufacturing flexibility because of geographic distance between us and our foreign manufacturers, increasing the risk that we may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product.
  Violations by foreign contractors of labor and wage standards and resulting adverse publicity.

     If these risks limit or prevent us from manufacturing products in any significant international market, prevent us from acquiring products from foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business.

Our success depends in part on the value of licensed brands.

     Many of our products are produced under license agreements with third parties. Similarly, we license some of our brand names to other companies. Our success depends on the value of the brands and trademarks that we license and sell. Brands that we license from third parties are integral to our business as is the implementation of our strategies for growing and expanding these brands and trademarks. We market some of our products under the names and brands of recognized designers. Our sales of these products could decline if any of those designer's images or reputations were to be negatively impacted. Additionally, we rely on continued good relationships with both licensees and licensors, of certain trademarks and brand names. Adverse actions by any of these third parties could damage the brand equity associated with these trademarks and brands, which could have a material adverse effect on our business, results of operations and financial condition.

We may not address successfully the problems encountered in connection with any potential and completed acquisitions.

     We expect to continue to consider opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our current products or expand the breadth of our markets or customer base. We have limited experience in acquiring other businesses and technologies. Potential and completed acquisitions and strategic investments involve numerous risks, including:

  problems assimilating the purchased products or business operations;
  problems maintaining uniform standards, procedures, controls and policies;
  unanticipated costs associated with the acquisition;
  failure to adequately integrate operations or obtain anticipated operative efficiencies;
  diversion of management’s attention from our core business;
  adverse effects on existing business relationships with suppliers and customers;
  risks associated with entering new markets in which we have no or limited prior experience; and
  potential loss of key employees of acquired businesses.

     If we fail to properly evaluate and execute acquisitions and strategic investments, our management team may be distracted from our day-to-day operations, our business may be disrupted and our operating results may suffer. In addition, if we finance acquisitions by issuing equity or convertible securities, our stockholders would be diluted.

Our competitive position could suffer, if our intellectual property rights are not protected.

     We believe that our trademarks and designs are of great value. From time to time, third parties have challenged, and may in the future try to challenge, our ownership of our intellectual property. We are susceptible to others imitating our products and infringing our intellectual property rights. Imitation or counterfeiting of our products or infringement of our intellectual property rights could diminish the value of our brands or otherwise adversely affect our revenues. We cannot assure you that the actions we have taken to establish and protect our trademarks and other intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that others will not assert rights in, or ownership of, our trademarks and other intellectual property rights or in similar marks or marks that we license and/or market or that we will be able to successfully resolve these conflicts to our satisfaction. We may need to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of resources. At the time of any such infringement, we may not have adequate financial resources to prosecute or defend a lengthy trademark or copyright case.

Our reliance on independent manufacturers could cause delays and damage customer relationships.

     We rely on independent manufacturers to assemble or produce a substantial portion of our products. We are dependent on the ability of these independent manufacturers to adequately finance the production of goods ordered and maintain sufficient manufacturing capacity. The use of independent manufacturers to produce finished goods and the resulting lack of direct control could subject us to difficulty in obtaining timely delivery of products of acceptable quality. We generally do not have long-term contracts with any independent manufacturers. Alternative manufacturers, if available, may not be able to provide us with products or services of a comparable quality, at an acceptable price or on a timely basis. There can be no assurance that there will not be a disruption in the supply of our products from independent manufacturers or, in the event of a disruption, that we would be able to substitute suitable alternative manufacturers in a timely manner, if at all. The failure of any independent manufacturer to perform or the loss of any independent manufacturer could have a material adverse effect on our business, results of operations and financial condition.

     We do not control our independent manufacturers or their labor and other business practices. If any of our manufacturers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenues and, consequently, our results of operations.

The apparel business is subject to seasonal volatility and our operating results may fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.

     Our operating results may fluctuate substantially from quarter-to-quarter and year-to-year for a variety of reasons, many of which are beyond our control. Factors that could affect our quarterly and annual operating results include those listed below as well as others listed in this "Risk Factors" section:

  changes in our pricing policies or those of our competitors;
  our current reliance on large-volume orders from only a few customers;
  the receipt and shipment of large orders or reductions in these orders;
  variability between customer and product mix;
  delays or failures to fulfill orders for our products on a timely basis;
  the availability and cost of raw materials and components for our products; and
  operational disruptions, such as transportation delays or failures of our order processing system.

     As a result of these factors, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results may fall below the expectations of public market analysts or investors. In this event, our stock price could decline significantly.

If we need additional financing in the future and are required to issue securities which are priced at less than the conversion price of our convertible debentures or the exercise price of warrants sold in our June 2007 Private Placement, it will result in additional dilution.

     In our June 2007 Private Placement, in the aggregate, we issued a total of $3.15 million principal amount of debentures (convertible into 764,563 shares of common stock based on the current conversion price) and warrants to purchase 577,500 shares of our common stock. Both the debentures and warrants contain provisions that will require us to reduce the conversion price of the debentures (currently $4.12 per share) and the exercise price of the warrants (currently $4.12 per share) if we issue any securities while such debentures and warrants are outstanding with a purchase price, conversion price or exercise price that is less than the conversion price of the debentures or the exercise price of the warrants issued in our June 2007 Private Placement. If this were to occur, current investors, other than the investors in our June 2007 Private Placement, would sustain dilution in their ownership interest.

Our former auditors have only tail professional liability insurance to allow it to meet any responsibility to discharge its liabilities, if any, with respect to its audits of our financial statements for our fiscal years ended August 31, 2006 and 2005.

     In May 2007, J.H. Cohn LLP acquired Berenson LLP in a transaction that was structured as an asset sale. As such, J.H.Cohn LLP did not succeed to the liabilities of Berenson LLP. Berenson LLP continues to exist with ongoing responsibility to discharge its liabilities for work performed prior to May 3, 2007. Berenson LLP has purchased tail professional liability insurance to allow it to meet any such ongoing responsibilities.

     Berenson LLP was our independent registered public accounting firm during our fiscal years ended August 31, 2006 and 2005. If we have any claim against Berenson LLP with respect to its audits of our financial statements for our fiscal years ended August 31, 2006 and 2005, our ability to seek redress may be limited to the tail professional liability insurance that Berenson LLP purchased to meet its ongoing responsibilities. There can be no assurances that such insurance will be enough to cover our claims, if any.

Our chief executive officer beneficially owns approximately 23% of our outstanding common stock, and will be able to exert substantial influence over us and our major corporate decisions.

     As of January 31, 2008, our chief executive officer, Steven P. Wyandt, beneficially owns approximately 23% of our outstanding common stock. As a result of his ownership interest, Mr. Wyandt will have substantial influence over who is elected to our board of directors each year as well as whether we enter into any significant corporate transactions that require stockholders approval.

USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the resale of the shares of our common stock being offered by this prospectus. We will not receive any of the proceeds from resales by the selling stockholders of the shares of common stock being offered by this prospectus. We will receive proceeds from the exercise of warrants issued in our June 2007 Private Placement to the extent such warrants are exercised with cash.

SELLING STOCKHOLDERS

     We are registering 1,342,063 shares of our common stock to be offered for resale by the selling stockholders pursuant to this prospectus. Such shares are acquirable upon conversion and exercise of securities acquired by the selling stockholders from us in our June 2007 Private Placement. In connection with our June 2007 Private Placement, we agreed to file a registration statement with the SEC to register the selling stockholders' resale of those shares. This prospectus is a part of that registration statement.

     In our June 2007 Private Placement we issued an aggregate of $3.15 million principal amount of debentures and warrants to purchase up to 577,500 shares of our common stock. The purchasers were Birchten Investments, Ltd., or "Birchten," an unaffiliated institutional investor, and Granite Financial Group, LLC, or "Granite," an unaffiliated investment bank. The principal amount of the debentures is convertible into shares of our common stock at a conversion price of $4.12. None of the shares of our common stock potentially issuable in lieu of a cash payment of the accrued interest are being registered for resale hereunder. The warrants are exercisable at any time within five years from the date of issuance at an exercise price of $4.12 per share. These debentures and warrants allow Birchten and Granite, to acquire, in the aggregate, up to 1,342,063 shares of our common stock. In addition, both the conversion price of these debentures and these exercise price of the warrants, each of which is currently $4.12, are subject to decrease if while these debentures or warrants are outstanding we issue securities with a purchase price, conversion price or exercise price that is less than then effective conversion price or exercise price of these debentures or warrants. In such event, the conversion price and/or exercise price of these debentures and warrants, respectively, will be decreased to the lower purchase price, conversion price or exercise price. In addition, the conversion price of the debentures will also adjust if the debentures are converted at our election in which case the conversion price will be the lower of (i) the then current conversion price or (ii) a 15% discount to the variable weighted average price, or VWAP, for our common stock for the 10 trading days following the date we provide notice of our decision to have the holders convert their debentures. The reduction of the conversion price or exercise price will allow Birchten and Granite to receive additional shares of our common stock upon conversion and/or exercise, resulting in further dilution to our stockholders.

     Under the terms of the registration rights agreement we entered into with the investors in connection with our June 2007 Private Placement, we agreed to file a registration statement to register the resale of the shares acquirable by the investors upon conversion of the debentures and exercise of the warrants issued to them in our June 2007 Private Placement. This prospectus is a part of that registration statement. We agreed to cause that registration statement to be declared effective by 120 days of the filing date, or, if earlier, within 10 trading days of the date that we are notified that the registration statement will not be "reviewed" or is not subject to further review. We agreed to maintain the registration statement effective until such date that all shares of common stock acquired upon conversion or exercise of the debentures have been sold or until such date that all such shares may be sold in any 90 day period under Rule 144. If we fail to comply with any of the foregoing obligations (each, a "registration default"), we must pay to each investor 1% of the principal amount outstanding for any debenture then held by the investor for all or part of each 30 day period in which such registrable default remains uncured. The 1% decreases to 0.5% for any registration default that occurs between June 21, 2008 and June 21, 2009.

     None of the officers, directors or shareholders of Birchten or Granite was at the time of the private placement one of our officers or directors, and there are no arrangements or agreements in place for any such person to become one of our officers or directors. In addition, none of our directors or executive officers had or has any interest, direct or indirect, by security holdings or otherwise, in either of Birchten or Granite.

     The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder without taking into account any applicable caps on beneficial ownership. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares which can be acquired within 60 days through exercise or conversion of a security. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. Each selling stockholders' percentage of ownership in the following table is based on 5,659,644 shares of our common stock outstanding as of January 31, 2008.

		Number of	Shares Beneficially Owned
	Number of Shares	Shares Offered	After the Offering
	Beneficially Owned	by this
Selling Stockholders	Prior to the Offering	Prospectus	Number	Percent
Birchten Investments, Ltd.	1,278,155(1)	1,278,155	0	0.00%
Granite Financial Group, LLC	63,908(2)	63,908	0	0.00%
____________________

(1) Consists of 728,155 shares issuable upon conversion of a debenture and 550,000 shares issuable upon exercise of a warrant, each of which were issued in our June 2007 Private Placement. Does not include any shares potentially issuable upon conversion of accrued and unpaid interest on the debenture. Deirdre M. McCoy is a director of Birchten, and, as such, has the power to direct the vote and disposition of these shares. Ms. McCoy disclaims beneficial ownership of these shares.

(2) Consists of 36,408 shares issuable upon conversion of a debenture and 27,500 shares issuable upon exercise of a warrant, each of which were issued in our June 2007 Private Placement. Does not include any shares potentially issuable upon conversion of accrued and unpaid interest on the debenture. Daniel J. Schrieber is the chief executive officer of Granite, and, as such, has the power to direct the vote and disposition of these shares. Mr. Schrieber disclaims beneficial ownership of these shares.

     Although we are registering 1,278,155 shares of our common stock for resale by Birchten, the amount issuable upon conversion of the debenture and exercise of the warrants is capped. Pursuant to the terms of the debentures issued in our June 2007 Private Placement, the number of shares of our common stock that may be acquired by the stockholder upon any conversion of the debentures is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by the stockholder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the stockholder for purposes of the Exchange Act does not exceed 9.9% of the total number of shares of our common stock then outstanding. This cap on beneficial ownership may not be waived without at least 61 days' prior notice. The warrants issued in our June 2007 Private Placement include similar caps on the stockholder's right to acquire shares of our common stock upon exercise of such warrants. In light of the beneficial ownership cap, the maximum number of shares of common stock issuable to Birchten as of January 31, 2008 is 621,270.

     Of the 1,342,063 shares of our common stock being offered for resale by the selling stockholders pursuant to this prospectus, 764,563 shares are issuable upon conversion of debentures we issued in our June 2007 Private Placement. The market price per share for our common stock on the date we sold such debentures was $3.90. Accordingly, the total dollar value of the 764,563 shares of common stock issuable upon conversion of the debentures, based on market price per share for our common stock on the date we sold the debentures, is $2,981,796.

     The table below provides the dollar amount of every payment that we have made or may be required to make in connection with our June 2007 Private Placement to the selling stockholders, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding our June 2007 Private Placement. Such payments consist solely of interest payments and liquidated damages, each of which are payable to the selling stockholders. We have not made and will not be required to make any other payments, other than the repayment of principal on the debentures, which is not included in the table, to either selling stockholder, any of their affiliates or any person with whom any selling stockholder has a contractual relationship regarding our June 2007 Private Placement.

Type of Payment		Total Amount
Interest (1)		$957,945
Liquidated Damages (2)		$346,500
	Total	$1,304,445

____________________

(1) Consists of the total dollar amount of interest payments we will be required to make under the terms of the debentures assuming all interest payments are made in cash and the debentures are held until maturity.

(2) Under the terms of registration rights agreement we entered into with each of Birchten and Granite, we agreed to maintain the effectiveness of the registration statement of which this prospectus is a part for a period of time until Birchten and Granite can sell the common stock underlying the debentures and warrants without volume restrictions under Rule 144. If the registration statement is not declared effective by October 25, 2007, or if we fail to maintain the effectiveness of the registration statement, we are required to pay to each of Birchten and Granite an amount equal to 1.0% of the principal amount of the debentures outstanding for any 30 day period, or pro rata portion thereof, that such a failure continues during the first year the debentures are outstanding and 0.5 % of the principal amount outstanding for any 30 day period, or pro rata portion thereof, that such a failure continues during the second year the debentures are outstanding. The dollar amounts shown here assume the registration statement is never declared effective and the debentures remain outstanding for their entire term.

     The table below sets forth the net proceeds to us from our June 2007 Private Placement:

Proceeds
Birchten	$3,000,000(1)
Granite	-- (2)
Gross proceeds	3,000,000

Less fees and expenses:
Payment for investor's legal fees	(25,000)
Payment for our legal fees	(25,000)
(50,000)
Net proceeds	$2,950,000
____________________

(1) Total dollar amount Birchten paid to us for the convertible dentures and warrants purchased in our June 2007 Private Placement.

(2) Granite acted as our financial advisor in connection with our June 2007 Private Placement in exchange for a fee equal to 5% of the amount raised, which amounted to $150,000 on the $3 million investment by Birchten. Granite agreed to take its fees in kind and received a debenture with a principal amount of $150,000 and warrants to purchase to 27,500 shares of our common stock in exchange for its services.

     The following table sets forth the amount of total possible payments that we may be required to make to each selling stockholder in the first year following the sale of the debentures issued in our June 2007 Private Placement, assuming that the debentures are held through maturity and all payments are made in cash when due. Other than the payment interest in respect of such debentures, we are not required to make any other payments to any selling stockholder or any of their affiliates during such time period.

	Payments Required Through June 21, 2008
Selling Stockholder	Principal (1)	Interest	Total
Birchten	-	$341,260	$341,260
Granite	-	17,063	17,063
Total	-	$358,323	$358,323
____________________

(1) There are no principal payments until December 31, 2009, at which time the entire amount of principal and accrued and unpaid interest is due.

     Neither the conversion price of the debentures nor the exercise price of the warrants adjusts in relation to our stock price at the time of conversion or exercise, unless the conversion is at our election in which case the conversion price is the lower of (i) the then current conversion price or (ii) a 15% discount to the variable weighted average price, or VWAP, for our common stock for the 10 trading days following the date we provide notice of our decision to have the holders convert their debentures.

     At this time, there are two scenarios where we believe that we would request that the holders convert the debentures into shares of our common stock.

     The first scenario is if we believed that a 15% discount to the VWAP for the relevant 10 trading day period would be higher than the then current conversion price (currently $4.12).  In that instance, conversion would occur at then current conversion price (currently $4.12), but we would be converting the debentures at the highest conversion price possible and therefore issuing the least number of shares upon conversion while retaining cash for other purposes.

     The second scenario where we may request that the holders convert the debentures is if we determine that (i) it is in our best interests to retain cash for other purposes, and (ii) the effective conversion price at the relevant time represents fair value for the shares that would be issued.

     In either case, under the terms of the debentures our common stock price must exceed $2.00 per share on the date we give the holders notice of our election to convert the debenture.  Further, there is a maximum principal amount of the debentures that we may convert within any 10-day period.  The table below sets forth this information:

Maximum Amount of
Stock Price Per Share on Notice Date	Debenture that Can be Converted
Above $9	$1,500,000
$8.00 - $8.99	$1,150,000
$7.00 - $7.99	$1,000,000
$6.00 - $6.99	$850,000
$5.00 - $5.99	$700,000
$4.00 - $4.99	$550,000
$3.00 - $3.99	$400,000
$2.00 - $2.99	$250,000

     The following tables set forth the total possible profit the selling stockholders could realize as a result of the conversion or exercise discount for the shares of common stock underlying the debentures and warrants we issued in our June 2007 Private Placement.

     For purposes of this disclosure, we calculated the possible discount under two scenarios with respect to the debentures: (1) assuming the conversion price at the time of conversion remains at the initial conversion price of $4.12, which it currently is; and (2) assuming the conversion price is adjusted to reflect a VWAP for our common stock of $3.90, which was the closing price of our common stock on the date we sold the debentures. In each case, we assume that all principal and interest as to the debentures will be converted into shares of our common stock and the debentures will be outstanding for their entire term.

     In the following tables the column entitled:

  "Market Price" reflects the closing price per share of our common stock on the date we issued the convertible debentures and warrants.
  "Debentures-Conversion Price" reflects the conversion price of the debenture on the date the debenture was issued.
  "Debentures-Shares" reflects the number of shares issuable upon conversion of the debenture under the given scenario.
  "Warrants-Exercise Price" reflects the exercise price of the warrant on the date the warrant was issued.
  "Warrants-Shares" reflects the number of shares issuable upon exercise of the warrant;
  "Total Shares" reflects the total number of shares of our common stock issuable upon conversion and exercise of the debenture and warrant under the given scenario.
  "Combined Market Price" reflects the total dollar amount of the market price of our common stock calculated by multiplying the "Total Shares" amount by the "Market Price" dollar amount.
  "Combined Conversion/Exercise Price" reflects the total dollar amount the selling stockholder will incur to convert the debentures and warrants calculated by adding together the (i) product of the "Debenture-Shares" amount by the "Conversion Price" dollar amount and (ii) the product of the "Warrant-Shares" amount by the "Exercise Price" dollar amount.
  "Premium to the Market Price" or "Discount to the Market Price" reflects the premium or discount, as the case may be, the selling stockholder may realize upon conversion and exercise of the debentures and warrants under the given scenario.

Conversion Price Remains at the Initial Conversion Price of $4.12 at the Time of Conversion

								Combined	Premium
		Debentures		Warrants				Conversion/	to the
Selling	Market	Conversion		Exercise			Combined	Exercise	Market
Stockholder	Price	Price	Shares	Price	Shares	Total Shares	Market Price	Price	Price
Birchten	$3.90	$4.12	728,155	$4.12	550,000	1,278,155	$4,984,806	$5,266,000	$281,194
Granite	$3.90	$4.12	36,408	$4.12	27,500	63,908	$249,240	$263,300	$14,060

Assuming an Adjusted Conversion Price Reflecting a VWAP of $3.90 at the Time of Conversion

								Combined	Discount
		Debentures		Warrants				Conversion/	to the
Selling	Market	Conversion		Exercise			Combined	Exercise	Market
Stockholder	Price	Price	Shares	Price	Shares	Total Shares	Market Price	Price	Price
Birchten	$3.90	$3.32	904,977	$4.12	550,000	1,454,977	$5,674,412	$5,266,000	$408,412
Granite	$3.90	$3.32	45,249	$4.12	27,500	72,749	$283,721	$263,300	$20,421

     As indicated in the tables above, with respect to the debentures, there is no profit realizable if the conversion price remains at $4.12, and there is an aggregate profit of $428,832 realizable if the conversion price decreases to $3.32. However, the conversion price only decreases if we elect to make a payment with common stock instead of in cash at a time when a 15% discount to the 10-day VWAP is lower than $4.12. With respect to the warrants, there is no profit realizable under either scenario because the exercise price of the warrants is fixed at $4.12.

     The table below sets forth (i) the gross proceeds paid to us in our June 2007 Private Placement, (ii) all payments that have been made or that may be required to be made by us to the selling stockholders, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding our June 2007 Private Placement, other than the repayment of principal on the debentures; (iii) the resulting net proceeds to us; and (iv) the combined total possible profit to be realized as a result of any discounts regarding the common stock underlying the convertible debentures and the warrants we issued in our June 2007 Private Placement.

Gross Proceeds to Us	$3,000,000
Total of All Payments (1)	1,304,445
Net Proceeds to Us	$1,695,555

Combined Total Possible Profit (2)	$0
____________________

(1) Consists of (i) $957,945 payable in respect of interest over the terms of the debentures and (ii) $326,500 potentially payable in respect of liquidated damages if the registration statement of which this prospectus is a part is never declared effective.

(2) There is no possible profit if the conversion price of the debentures remains at $4.12. As discussed above, there is only a possible profit if we elect to make a payment with common stock instead of in cash at a time when a 15% discount to the 10-day VWAP is lower than $4.12.

     The total amount of all possible payments and the total possible discount to the market price of the shares underlying the convertible debentures divided by the net proceeds to us from our June 2007 Private Placement is 76.9%. The resulting percentage averaged over the term of the debentures, approximately 18 months, is 4.27% per month.

     We had 3,399,618 shares of our common stock outstanding before our June 2007 Private Placement, excluding 2,260,026 shares of our common stock held by our affiliates at such time. Neither the selling stockholders nor their affiliates held any shares of our common stock or any other of our securities before our June 2007 Private Placement.

     Pledgees, donees or transferees of or other successors in interest to the selling stockholders, if any, will be identified in a supplement to this prospectus. If the number of shares of common stock transferred is material, the new holders of the shares transferred will also be identified in a post-effective amendment to the registration statement of which this prospectus is a part.

     This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

     To our knowledge, based on information obtained from the selling stockholders, none of the selling stockholders currently have short positions in our common stock, nor is any of the selling stockholders a registered broker-dealer or an affiliate of a broker-dealer, other than Granite who is a broker-dealer. Granite was issued the debentures and warrants overlying the shares of common stock registered for resale hereunder as compensation for investment banking services. At the time we issued the debentures and warrants to Granite, it had no agreements or understandings, directly or indirectly, with any person to distribute the common stock registered for re-sale hereunder.

PLAN OF DISTRIBUTION

     Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered for resale hereunder on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which our shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
  block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker dealer as principal and resale by the broker dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
  broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  a combination of any such methods of sale; or
  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell the shares of our common stock being offered for resale hereunder under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of shares of our common stock being offered for resale hereunder or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock being offered for resale hereunder short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock registered for resale hereunder. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the resale of the shares of common stock being offered for resale hereunder. There is no underwriter or coordinating broker acting in connection with the proposed resale of the shares of common stock being offered for resale hereunder by the selling stockholders.

     We are required to pay certain fees and expenses we incur incident to the registration of the shares offered for resale hereby. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares being offered for resale hereunder may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares being offered for resale hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of our common stock being offered for resale hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of our common stock being offered for resale hereunder may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of our common stock being offered for resale hereunder may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

     The validity of the issuance of the shares offered under this prospectus has been passed upon for the Company by Duane Morris LLP, San Diego, California. Attorneys of Duane Morris do not have a substantial interest in the Company as of the date of this prospectus.

EXPERTS

     Our consolidated financial statements as of August 31, 2007, 2006 and 2005 and related financial statement schedule have been incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended August 31, 2007. The financial statements and related financial statement schedule for the fiscal year ended August 31, 2007 have been audited by J.H. Cohn LLP, as stated in their reports, which are incorporated into this prospectus by reference, in reliance on the reports of J.H. Cohn LLP, independent registered public accounting firm, upon authority of that firm as experts in accounting and auditing. The financial statements and related financial statement schedule for the fiscal years ended August 31, 2006 and 2005 have been audited by Berenson LLP, as stated in their reports, which are incorporated into this prospectus by reference, in reliance on the reports of Berenson LLP, independent registered public accounting firm, upon authority of that firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the "SEC." The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

     We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

(1)	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, filed with the SEC on December 21, 2007.

(2)	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2007, filed with the SEC on January 24, 2008.

(3)	Our Current Reports on Form 8-K, and amendments, filed with the SEC on each of November 6, 2007, December 26, 2007, January 2, 2008, January 4, 2008, January 7, 2008, January 25, 2008 and February 4, 2008, other than any information furnished pursuant to Item 2.02 or Item 7.01.

(4)	Our Definitive Proxy Statement on Schedule 14A filed with the Commission on August 1, 2007.

(5)	The description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on September 6, 1985 (No. 000-13851), as amended.

(6)	All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part.

     Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

     We will also provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request and at no cost to the requester. Any such request may be made by writing or calling us at the following address or telephone number:

Nitches, Inc.
10280 Camino Santa Fe
San Diego, CA 92121
(858) 625-2633

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also access copies of this material electronically on the SEC's website at http://www.sec.gov.

     Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed for complete information.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

The Resale of
1,342,063 Shares
of Common Stock

NITCHES INC.

PROSPECTUS

_______________________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered in this registration statement are set forth in the following table. The selling stockholders will bear none of the following expenses. All of the amounts (except the SEC registration fee) are estimated.

SEC registration fee	$217
Printing and engraving expenses	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous	5,000
Total	$25,217

Item 15. Indemnification of Directors and Officers.

     Sections 204(a) and 317 of the California General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act.

     Article V of our Articles of Incorporation, as amended ("Articles"), eliminates the liability of our directors for monetary damages to the fullest extent permissible under California law. Additionally, Article VI of our Articles provides for indemnification of agents (as defined in Section 317 of the California Corporations Code) in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code.

     Article VI of our Bylaws ("Bylaws"), subject to certain limitations, provides that the liability of our directors shall be eliminated to the fullest extent permissible under California law. Article VII of our Bylaws also provides that we are authorized to provide, to the fullest extent permissible under California law, indemnification of agents (as defined in applicable Sections of the California Corporations Code) in excess of the indemnification otherwise permitted by applicable sections of the California Corporations Code.

     We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Articles and Bylaws. These indemnification agreements provide for indemnification to the fullest extent permitted by law, and set forth specific procedures to be followed when indemnification is sought.

     We currently maintain directors' and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Item 16. Exhibits.

Exhibit No.		Description
4.1		Securities Purchase Agreement dated June 21, 2007, between Nitches, Inc., and the purchasers identified therein (1)
4.2		Form of 12.0% Subordinated Convertible Debenture (1)
4.3		Form of Common Stock Purchase Warrant (1)
4.4		Registration Rights Agreement dated June 21, 2007 (1)
5.1		Opinion of Counsel of Duane Morris LLP (2)
23.1	*	Consent of Independent Registered Public Accounting Firm, Berenson LLP
23.2	*	Consent of Independent Registered Public Accounting Firm, J.H. Cohn LLP
23.3		Consent of Duane Morris LLP (2)
24.1		Power of Attorney (2)
____________________

*	Filed as an exhibit hereto

(1)	Incorporated by reference to the registrant's Form 8-K filed on June 21, 2007

(2)	Incorporated by reference to the registrants registration statement on Form S-3 filed on August 21, 2007

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That for the purposes of determining liability under the Securities Act to any purchaser:

          (i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 5, 2008.

NITCHES, INC.

By:	/s/ Steven P. Wyandt
Steven P. Wyandt, Chairman of the Board
and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven P. Wyandt	Chairman of the Board, Chief Executive Officer and	February 5, 2008
Steven P. Wyandt	Director (Principal Executive Officer)

/s/ Paul M. Wyandt*	President, Chief Financial Officer and Director (Principal	February 5, 2008
Paul M. Wyandt	Financial Officer and Principal Accounting Officer)

/s/ Eugene B. Price II*	Director	February 5, 2008
Eugene B. Price II

/s/ Michael Sholtis*	Director	February 5, 2008
Michael Sholtis

/s/ T. Jefferson Straub*	Director	February 5, 2008
T. Jefferson Straub

*By:	/s/ Steven P. Wyandt
Steven P. Wyandt, as attorney-in-fact
pursuant to power of attorney